Exhibit 99.1

United Airlines, Chase and Visa Announce Multi-Year
Extension of United MileagePlus Credit Card Program

Chicago, Feb 21, 2020 – United Airlines, Chase Card Services and Visa today announced a multi-year extension of the United MileagePlus credit card program. The extension continues the more than 30-year relationship between the number one card issuer in the U.S., the U.S. airline with service to the most U.S. cities and most countries around the world and the world’s leader in digital payments.

The agreement, which extends into 2029, builds on one of the industry’s strongest co-brand card portfolios with seven consecutive quarters of double-digit year-over-year growth and a long history of providing cardmembers with extra benefits that reward people traveling United’s expansive global route network.

“United Airlines, Chase and Visa have a longstanding partnership that delivers top benefits to customers to help them get the most out of their travel, while returning robust value to our respective businesses” said Luc Bondar, United’s vice president of Loyalty. “This extension strengthens ties with our partners at Chase and Visa and is expected to drive growth across our industry-leading credit card portfolio, enhance our cardholders travel experience and provide more opportunities to easily earn and redeem miles to travel United’s industry leading route network.”

“We’re pleased to extend our decades-long relationship with United and Visa in order to deliver even more value to our joint cardmembers,” said Ed Olebe, president of Chase Co-Brand Cards. “The program has deep cardmember loyalty and fantastic momentum, with exciting new offerings and experiences for our customers to look forward to in 2020 and beyond.”

The extended agreement will build on one of the world’s strongest co-brand card portfolios, with premium customers in premium markets. The portfolio of cards includes the new United Business Card, United Explorer Card, United Club Card, United Club Business Card and United TravelBank Card. Customers traveling with eligible MileagePlus credit cards have access to benefits that make traveling United’s leading route network better than ever including perks such as free checked bags, priority boarding and increased mileage earn on every day spending.

“Visa is proud to extend our partnership with United and Chase to bring best-in-class card benefits and travel experiences to cardholders,” said Kirk Stuart, senior vice president, head of North America Merchant at Visa. “We look forward to building on the program’s success to deliver more value, enhance cardholder engagement and create rewarding payment experiences.”

United Airlines, Chase and Visa Announce Multi-Year Extension of United MileagePlus Credit Card Program / Page 2

Earlier this year, United and Chase launched a new Business card and celebrated with the highest ever bonuses for all United co-brand cards for the first time ever. In 2018, United and Chase launched the award-winning  United Explorer card, with even more best-in-class benefits including an up to $100 Global Entry or TSA Pre-Check statement credit and 2X earn on hotel stays and restaurant purchases.

United also continues to invest in making MileagePlus the top loyalty program for its members. Last year the airline announced that MileagePlus miles never expire and announced a partnership with CLEAR to offer free and discounted memberships to MileagePlus members. United also introduced PlusPoints, a new industry-leading upgrade benefit for Premier members.

About United

United’s shared purpose is “Connecting People. Uniting the World.” We are more focused than ever on our commitment to customers through a series of innovations and improvements designed to help build a great experience: Every customer. Every flight. Every day. Together, United and United Express operate approximately 4,900 flights a day to 362 airports across six continents. In 2019, United and United Express operated more than 1.7 million flights carrying more than 162 million customers. United is proud to have the world's most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates 791 mainline aircraft and the airline's United Express partners operate 581 regional aircraft. United is a founding member of Star Alliance, which provides service to 195 countries via 26 member airlines. For more information, visit united.com, follow @United on Twitter and Instagram or connect on Facebook. The common stock of United's parent, United Airlines Holdings, Inc., is traded on the Nasdaq under the symbol "UAL".

About Chase

Chase is the U.S. consumer and commercial banking business of JPMorgan Chase & Co. (NYSE: JPM), a leading global financial services firm with assets of $2.7 trillion and operations worldwide. Chase serves nearly half of America’s households with a broad range of financial services, including personal banking, credit cards, mortgages, auto financing, investment advice, small business loans and payment processing. Customers can choose how and where they want to bank: More than 4,900 branches in 38 states and the District of Columbia, 16,000 ATMs, mobile, online and by phone. For more information, go to chase.com.

About Visa

Visa Inc. (NYSE: V) is the world’s leader in digital payments. Our mission is to connect the world through the most innovative, reliable and secure payment network - enabling individuals, businesses and economies to thrive. Our advanced global processing network, VisaNet, provides secure and reliable payments around the world, and is capable of handling more than 65,000 transaction messages a second. The company’s relentless focus on innovation is a catalyst for the rapid growth of digital commerce on any device, for everyone, everywhere.  As the world moves from analog to digital, Visa is applying our brand, products, people, network and scale to reshape the future of commerce. For more information, visit About Visa, visa.com/blog and @VisaNews